Exhibit 10.42
AGREEMENT FOR PRIVATE DEVELOPMENT
THIS AGREEMENT FOR PRIVATE DEVELOPMENT (hereinafter called “Agreement”) is made on the 18th day of December, 2007, by and between Chickasaw County, Iowa, a municipality (hereinafter called the “County”), a public body corporate and Homeland Energy Solutions, LLC (“Developer”), a limited liability company.
WITNESSETH:
WHEREAS, in furtherance of the objectives of low-a Code Chapters 15 and 15A, the County has undertaken to assist an economic development project; and
WHEREAS, the County, the Developer and the Iowa Department of Economic Development have previously entered into a Master Contract and High Quality Jobs Creation Program funding agreement (attached hereto as Exhibit C); but the County and Developer desire to provide for additional agreements between themselves; and
WHEREAS, Developer owns certain real property as more particularly described in Exhibit A hereinafter .referred to as the (“Development Property”); .and
WHEREAS, Developer is willing to cause certain. improvements to be constructed on the Development Property and will thereafter cause the same to be operated in accordance with this Agreement; and
WHEREAS, the County believes that the development of the Development Property pursuant to this Agreement and the fulfillment generally of this Agreement, are in the vital and best interest of the County and in accord with the public purposes and provisions of the applicable State and local laws and requirements under which the foregoing project has been undertaken and is being assisted.
NOW THEREFORE, in consideration of the premises and the mutual obligations of the Parties hereto, each of them does covenant and agree with the other as follows:

Homeland Energy Solutions	2007

ARTICLE I
DEFINITIONS
SECTION 1.1. DEFINITIONS:
In this Agreement, unless a different meaning clearly appears from the context:
“Agreement” means this Agreement and all appendices hereto, as the same may be from time to time modified, amended or supplemented.
“Annual Average” shall mean the sum of the number of full time employment units of the first day of the preceding 12 months, divided by 12.
“Articles and Sections”, mentioned by number only, are the respective Articles and Sections of this Agreement so numbered.
“Certificate of Completion” means a certificate in the form of the certificate attached hereto as Exhibit B and hereby made a part of this Agreement, provided to Developer pursuant to Section 3.3 of this Agreement.
“Code” means the Code of Iowa 2007, as amended.
“County” means the County of Chickasaw, Iowa.
“Developer” means Homeland Energy Solutions, LLC.
“Development Property” means the portion of Chickasaw County, Iowa described in Exhibit A hereto.
“Event of Default” means any of the events described in Section 9.1 of this Agreement.
“First Mortgage” means any Mortgage or deed of trust granted to secure any loan made pursuant to either a mortgage commitment obtained by Developer from a commercial lender or other financial institution, or from one another, to fund any portion of the construction costs and initial operating capital requirements of the Minimum Improvements, or all such Mortgages as appropriate.
“Full Time Employment Unit (F.T.E,)” and Created Jobs and Job Obligations have the same meaning as in the Iowa Department of Economic Development Master Contract.
HQJCP Agreements shall mean the High Quality Jobs Creation Program Funding Agreement and Master Contract, executed or anticipated to be executed between the Developer, the IDED, and the County.

Homeland Energy Solutions	2007

“Minimum Improvement” means the construction of a dry mill, corn processing ethanol plant facility with the nameplate capacity to produce 100 million gallons per year, constructed on the Development Property together with all related site improvements.
“Mortgage” means any mortgage, deed of trust or security agreement in which Developer has granted a mortgage or other security interest in the Development Property, or any portion or parcel thereof, or any improvements constructed thereon.
“Net Proceeds” means any proceeds paid by an insurer to Developer under a policy or policies of insurance required to be provided and maintained by Developer, as the case may be, pursuant to Article V of the Agreement and remaining after deducting all expenses (including fees and disbursements of counsel) incurred in the collection of such proceeds.
“Parties” means the Developer and the County.
“Party” means either the Developer or the County.
“Project” means the construction and operation of the completed Minimum Improvements on the Development Property, as described in the Agreement.
“State” means the State of Iowa.
“Termination Date” means the date of termination of this Agreement, as established in Section 10.7 of this Agreement.
“Unavoidable Delays” means delays resulting from acts or occurrences outside the reasonable control of the party claiming the delay including but not limited to storms, floods, fires, explosions or other casualty losses, unusual weather conditions, strikes, boycotts, lockouts or other labor disputes, delays in transportation or delivery of material or equipment, delays in the construction of the Minimum Improvements beyond reasonable, commercial control of the Developer, litigation, commenced by third parties, or the acts of any federal, State or local governmental unit.

Homeland Energy Solutions	2007

ARTICLE II
REPRESENTATIONS AND WARRANTIES
SECTION 2.1. REPRESENTATIONS AND WARRANTIES OF THE COUNTY:
The County makes the following representations and warranties:
(a)
The County is a political subdivision organized under the provisions of the Constitution and the laws of the States and has the power to enter into the Agreement and carry out its obligations hereunder.

(b)
The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of or compliance with the terms and conditions of this Agreement are not prevented by, limited by, in conflict with, or result in a breach of, the terms, conditions or provisions of any contractual restriction, evidence of indebtedness, agreement or instrument of whatever nature to which the County is now a party or by which it is bound, nor do they constitute a default under any of the foregoing.

(c)
This Agreement has been duly and validly authorized, executed and delivered by the County and, assuming due authorization, execution and delivery by the Developer, is in full force and effect and is a valid and legally binding instrument of the County, enforceable in accordance with its terms.

(d)	The County has examined this agreement and has determined that its terms and provisions are in the best interests of the County and its residents.
SECTION 2.1. REPRESENTATIONS AND WARRANTIES BY THE DEVELOPER:
Developer makes the following representations and warranties:
(a)	Developer is a limited liability company duly organized and validly existing under the laws of the State and has the capacity to enter into this agreement and to perform its obligations hereunder.

(b)
This Agreement has been duly and validly authorized, executed and delivered by Developer and, assuming due authorization, execution and delivery by the County, is in full force and effect and is a valid and legally binding instrument of Developer, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws relating or affecting creditors ‘rights generally.

Homeland Energy Solutions	2007

(c)
The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of or compliance with the terms and conditions of this Agreement are not prevented by, limited by, in conflict with, or result in a violation or breach of, the terms, conditions or provisions or the Articles of Organization of Developer, or of any contractual restriction, evidence of indebtedness, agreement or instrument of whatever nature to which Developer is now a party or by which it or its properties are bound, nor do they constitute a default under any of the foregoing.

(d)
There are no actions, suits or proceedings pending or threatened against or affecting Developer in any court or before any arbitrator or before or by any governmental body in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business (present or prospective), financial position or results of operations of Developer or which in any manner raises any questions affecting the validity of the Agreement or Developer’s ability to perform its obligations under this Agreement.

(e)
Developer has not received any notice from any local, State or federal official that the activities of Developer with respect to the Development Property may or will be in violation of any environmental law or regulation (other than those notices, if any, of which the County has previously’ been notified in writing). Developer is not currently aware of any State or federal claim filed or planned to be filed by any party relating

(f)
Developer will use its best efforts to obtain, in a timely manner, all required permits, licenses and approvals, and to meet in a timely manner, all requirements of all applicable local, State and Federal laws and regulations, which must be obtained or met before the Minimum Improvements may be lawfully constructed.

(g)	Developer expects that, barring Unavoidable Delays, and subject to obtaining funding for the Project, the Minimum Improvements will be substantially completed by December 31, 2009.

(h)
Developer would not construct the Minimum Improvements and, in the opinion of the Developer, would not have been economically feasible to undertake its obligations under this Agreement without the County’s consideration under Article VII being made to Developer pursuant to this Agreement.

Homeland Energy Solutions	2007

ARTICLE III
CONSTRUCTION OF MINIMUM IMPROVEMENTS
SECTION 3.1. CONSTRUCTION OF MINIMUM IMPROVEMENTS:
The Developer agrees that it will construct the Minimum Improvements on the Development Property in conformance with the construction plans and specifications as the same may be amended, supplemented or revised from time to time at the Developer’s discretion.
SECTION 3.2. COMMENCEMENT AND COMPLETION OF CONSTRUCTION:
Subject to Unavoidable Delays, the Developer shall complete construction of the Minimum Improvements no later than December 31, 2009 or by such other date as the parties shall mutually agree upon in writing. Time lost as a result of Unavoidable Delays shall be added to extend this date by a number of days equal to the number of days lost as a result of Unavoidable Delays.
SECTION 3.3. CERTIFICATE OF COMPLETION:
Upon written request of Developer, the County will furnish Developer with a Certificate of Completion in recordable form, in substantially the form set forth in Exhibit B attached hereto. Such Certificate of Completion shall be a conclusive determination of satisfactory termination of the covenants and conditions of this Agreement with respect to the obligations of Developer to cause construction of the Minimum Improvements.
The Certificate of Completion may be recorded in the proper office for the recordation of deeds and other instruments pertaining to the Development Property at Developer’s sole expense. If the County shall refuse or fail to provide a Certificate of Completion in accordance with the provisions of this Section 3.3, the County shall, within twenty (20) days after written request by Developer provide a written statement indicating in adequate detail in what respects Developer has failed to complete the Minimum Improvements in accordance with the provisions of this Agreement, or is otherwise in default under the terms of this Agreement, and what measures or acts it will be necessary, in the opinion of the County, for Developer to take or perform in order to obtain such Certificate of Completion.

Homeland Energy Solutions	2007

ARTICLE IV
RESTRICTIONS UPON USE OF DEVELOPMENT PROPERTY
Section 4.1. RESTRICTIONS ON USE: The Developer shall:
(a)	Use the Development Property for any lawful use; and

(b)
Not discriminate upon the basis of race, creed, color, gender, disability or national origin in the sale, lease, or rental or in the use or occupancy of the Development Property or any improvements erected or to be erected thereon, or any part thereof.

ARTICLE V
INSURANCE
Section 5.1. INSURANCE REQUIREMENTS:
(a)	Developer will provide and maintain or cause to he maintained at all times during the process of constructing the Minimum Improvements payment of premiums on:
(i)
Builder’s risk insurance, written on the so-called “builder’s Risk –Completed Value basis,” in an amount equal to 100 percent of the insurable value of the Minimum Improvements at the date of completion, and with coverage available in non-reporting form on the so-called “special risk” form of policy;

(ii)	Comprehensive general liability insurance (including operations,

contingent liability, operations of subcontractors, completed operations and contractual liability insurance) with limits against bodily injury and property damage of at least $1,000,000.

(iii)	Worker’s compensation insurance, with statutory coverage.
(b)
Upon completion of construction of the Minimum Improvements and at all times prior to the Termination Date, Developer shall maintain, or cause to be maintained, at its cost and expense (and from time to time at the request of the County shall furnish proof of the payment of premiums on) insurance as follows:

(i)
insurance against loss and/or damage to the Minimum Improvements under a policy or policies covering such risks as are ordinarily insured against by similar businesses, including (without limitation the generality of the foregoing) fire, extended coverage, vandalism and malicious mischief, explosion, water damage, demolition cost,

Homeland Energy Solutions	2007

debris removal, and collapse in an amount not less than the full insurable replacement value of the Minimum Improvements, but any such policy may have a deductible amount of not more than $1,000,000 or self-insurance up to not more than $5,000,000. No policy of insurance shall be so written that the proceeds thereof will produce less than the minimum coverage required by the preceding sentence, by reason of co-insurance provisions or otherwise, without the prior consent thereto in writing by the County. The term “full insurable replacement value” shall mean the actual replacement cost of the Minimum Improvements (excluding foundation and excavation costs and costs of underground flues, pipes, drains and other uninsurable items) and equipment, and the Developer shall allow access to an insurance consultant or insurer selected an paid for by the County for the purpose of determining the adequacy of the insurance.

(ii)
Comprehensive general public liability insurance, including personal injury liability for injuries to persons and/or property, including any injuries resulting from the operation of automobiles or other motorized vehicles on or about the Development Property, in the minimum amount for each occurrence and for each year of $1,000,000.

(iii)
Such other insurance, including worker’s compensation insurance respecting all employees of Developer, in such amount as is customarily carried by like organizations engaged in like activities of comparable size and liability exposure; provided that Developer may be self-insured with respect to all or any part of its liability for worker’s compensation.

(c)
All insurance required by this Article V to be provided prior to the Termination Date shall be taken out and maintained in responsible insurance companies selected by Developer, in its discretion, which are authorized under the laws of the State to assume the risks covered thereby. Developer will deposit annually with the County copies of policies evidencing all such insurance, or a certificate or certificates or binders of the respective insurers stating that such insurance is in force and effect. Unless otherwise provided in this Article V, each policy shall contain a provision that the insurer shall not cancel or modify it without giving written notice to Developer and the County at least thirty (30) days before the cancellation or modification becomes effective. Not less than fifteen (15) days prior to the expiration of any policy, Developer shall furnish the County evidence satisfactory to the County that the policy has been renewed or replaced by another policy conforming to the provisions of this Article V, or that there is no necessity therefore under the terms hereof. In lieu of separate policies, Developer may maintain a single policy, or blanket or umbrella policies, or a combination thereof, which provide the total coverage required herein, in which event Developer shall deposit with the County a certificate or certificates of the respective insurers as to the amount of coverage in force upon the Minimum Improvements.

Homeland Energy Solutions	2007

Developer agrees to notify the County immediately in the case of damage exceeding $2,000,000 in amount to, or destruction of, the Minimum Improvements or any portion there of resulting from fire or other casualty. Net Proceeds of any such insurance shall be paid directly to Developer, and Developer will forthwith repair, reconstruct and restore the Minimum Improvements to substantially the same or an improved condition or value as they existed prior to the event causing such damage. Provided, however, if the Minimum Improvements are substantially or totally damaged or destroyed by fire or other casualty, Developer shall, subject to the Terms and Conditions of the First Mortgage, use commercially reasonable efforts to repair, reconstruct and restore the Minimum Improvements.

ARTICLE VI
FURTHER CONSIDERATION OF DEVELOPER
Section 6.1. MAINTENANCE OF PROPERTIES:
Developer will maintain, preserve and keep its properties within the County (whether owned in fee or a leasehold interest), including but not limited to the Minimum Improvements, in good repair and working order, ordinary wear and tear excepted.
Section 6.2. MAINTENANCE OF RECORDS:
Developer will keep at all times proper books of record and account in which full, true and correct entries will be made of all dealings and transactions of or in relation to the business and affairs of Developer in accordance with generally accepted accounting principles, consistently applied throughout the period involved, and Developer will provide reasonable protection against loss or damage to such books of record and account.
Section 6.3. COMPLIANCE WITH LAWS:
Developer will comply with all laws, rules and regulations relating to the Minimum Improvements, including but not limited to environmental laws, rules and regulations, other than laws, rules and regulations the failure to comply with which or the sanctions and penalties resulting there from, would not have a material adverse affect on their business, property, operations, or condition, financial or otherwise.

Homeland Energy Solutions	2007

Section 6.4. NON-DISCRIMINATION
In operating the Minimum Improvements, Developer shall not discriminate against any applicant, employee or tenant because of race, creed, color, sex, national origin, age or disability. Developer shall ensure that applicants, employees and tenants are considered and are treated without regard to their race, creed, color, sex, national origin, age or disability.
Section 6.5. EMPLOYMENT AND OPERATION:
Developer agrees to comply in all respects with the job creation and maintenance representations made in any applications filed with the State related to the Project including but not limited to the HQJC Agreements #P0705M01382 and #07HQJC045, incorporated into this Agreement as Exhibit C and the Revitalize Iowa’s Sound Economy Program, #RC-0019(72)-9A-19, incorporated as part of this Agreement as Exhibit D. In addition, the Developer agrees to create and maintain at least forty (40) F.T.E.s at the Development Property on or before December 31, 2009 and for the life of the Agreement.
Section 6.6. ANNUAL CERTIFICATION:
To assist the County in monitoring and performance of Developer hereunder, a duly authorized officer of Developer shall annually provide to the County a list of FTE units, commencing on December 1, 2009 and ending on the Termination Date. In the event such list is not filed, the County shall not give less than sixty days written notice to Developer to comply.
Section 6.7. REAL PROPERTY TAXES:
Developer shall pay, when due, all real property taxes and assessments payable with respect to all and any parts of the Development Property acquired and owned or leased by it.
Section 6.8. ROAD IMPROVEMENTS:
Subject to the County’s application for and receipt of funds under the Iowa Department of Transportation’s Revitalize Iowa’s Sound Economy (RISE) program, which funds will be used to pay a portion of the cost of road improvements to Iowa Highway 24 into the Project as specifically described in the RISE application only, Developer agrees to pay the cost for the road related improvements incurred by the County not covered by the grant award as outlined in Exhibit D. The Developer may, at its sole option, construct additional or more extensive roadway improvements at its expense. The County shall forward notice of all payment requests it receives for the cost of the road improvements to the Developer within 10 days of receipt by the County along with a statement showing the share to be paid by the Developer. The Developer shall reimburse their share to the County within 20 days after it receives said notice.

Homeland Energy Solutions	2007

ARTICLE VII
COUNTY’S CONSIDERATION
In consideration of the consideration of Developer as set forth in this Agreement, in accordance with Chapters 15 and 15A, Code of Iowa, the County agrees:
Section 7.1. FINANCIAL ASSISTANCE PACKAGE:
(a)
Subject to the terms of this Agreement and State Agreement Number P0705M01382 and 071HQJC045, the County agrees, pursuant to Sections 15E.191 through 15E.196 and Section 15.332, Code of Iowa, to exempt from taxation for a period of twenty years 100% of the actual value of the Minimum Improvements to the Development Property beginning with calendar year 2009 and the assessed value placed on the property for taxes payable in FY 2010 and continuing for 20 years until 2030.

Abatement Years - Taxes Payable in Fiscal Year	Amount of Tax Exempted
2009 FY 2011 (20 years)	100%
ARTICLE VIII
INDEMNIFICATION
Section 8.1. RELEASE AND INDEMNIFICATION COVENANTS:
(a)
Except for any willful misrepresentation or any willful or wanton misconduct or any unlawful act or omission of the indemnified parties, Developer agrees to protect and defend the County, now or forever, and further agrees to hold the County harmless from any claim, demand, suit, action or other proceedings whatsoever by any third person or entity whatsoever arising or purportedly arising from (i) any violation of any agreement or condition of this Agreement by Developer, including but not limited to claims for reimbursement by the State of Iowa in connection with the funding provided under the HQJCP Agreements which are incorporated into this Agreement as Exhibit C respectively (except with respect to any suit, action, demand or other proceeding brought by Developer against the County to enforce their rights under this Agreement), (ii) the acquisition and condition of the Development Property and the construction, installation, ownership, and operation of the Minimum Improvements or (iii) any hazardous substance or environmental contamination located in or on the Development Property.

(b)
All covenants, stipulations, promises, agreements and obligations of the County contained herein shall be deemed to be the covenants, stipulations, promises, agreements and obligations of the County, and not of any governing body member, officer, agent, servant or employee of the County in the individual capacity thereof.

(c)	Except in the event of failure by the County to fulfill its obligations hereunder, the provisions of this Article VIII shall survive the termination of this Agreement.

Homeland Energy Solutions	2007

ARTICLE IX REMEDIES
Section 9.1. EVENTS OF DEFAULT DEFINED:
The following shall be “Events of Default” under this Agreement and the term “Event of Default” shall mean, whenever it is used in this Agreement, any one or more of the following events:
(a)	Failure by the Developer to cause the construction of the Minimum Improvements to be commenced and completed pursuant to the terms, conditions and limitations of Article III of this Agreement;

(b)
Failure by Developer, until the Termination Date, to pay ad valorem taxes on the Development Property or to substantially observe or perform any other covenant, condition, obligation or agreement on its part to be observed or performed under this Agreement;

(c)
The holder of any Mortgage on the Development Property, or any improvements thereon, or any portion thereof, commences foreclosure proceedings as a result of any default under the applicable Mortgage documents;

(d)
Failure by either party, until the Termination Date, to substantially observe or perform any other covenant, condition obligation or agreement on its part to be observed or performed under this Agreement:

(e)	Developer shall:
(i)
file any petition in bankruptcy or for any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under the United States Bankruptcy Act of 1978, as amended, or under any similar federal or state law; or

(ii)	make an assignment for the benefit of its creditors; or

Homeland Energy Solutions	2007

(iii)	admit in writing its inability to pay its debts generally as they become due; or

(iv)
be adjudicated a bankrupt or insolvent; or if a petition or answer proposing adjudication as a bankrupt or reorganization under any present or future federal bankruptcy act or any similar federal or state law shall be filed in any court and such petition or answer shall not be discharged or denied within ninety (90) days after the filing thereof; or a receiver, trustee or liquidator of Developer or the Minimum Improvements, or part thereof, shall be appointed in any proceedings brought against Developer, and shall not be discharged within ninety (90) days after such appointment, or if Developer shall consent to or acquiesce in such appointment; or

(f)
Any representation or warranty made by Developer in this Agreement, any Exhibit hereto, or made by Developer in any written statement or certificate furnished by Developer pursuant to this Agreement, shall prove to have been incorrect, incomplete or misleading in any material respect on or as of the date of the issuance or making thereof.

(g)	Developer fails to comply with any representation made concerning employment levels in Section 6.5 of this Agreement.

(h)	The County shall fail to perform its obligations under Article VII.

(i)	The County fails to substantially observe or perform any other covenant, condition, obligation or agreement- on its part to be observed or performed under this agreement.
Section 9.2. REMEDIES ON DEFAULT:
Whenever any Event of Default referred to in Section 9.1 of this Agreement occurs and is continuing, the County or Developer may take any one or more of the following actions after (except in the case of an Event of Default under subsections (d) or (e) of said Section 9.1) the giving of thirty (30) days’ written notice to party or parties in default and the holder of the First Mortgage (but only to the extent the County has been informed in writing of the existence of a First Mortgage and been provided with the address of the holder\ thereof) of the Event of Default, but only if the Event of Default has not been cured within said thirty (30) days, or if the Event of Default cannot reasonably be cured within thirty (30) days and the party or parties in default do not provide assurances reasonably satisfactory to the party giving notice that the Event of Default will be cured as soon as reasonably possible:
(a)
The party giving notice may suspend its performance under this Agreement until it receives assurances from party or parties in default, deemed adequate by the party giving notice, that the party or parties in default will cure the default and continue performance under this Agreement until it receives assurances from party or parties in default, deemed adequate by the party giving notice, that the party or parties in default will cure the default and continue performance under this Agreement;

Homeland Energy Solutions	2007

(b)	The party not in default may suspend its performance under this Agreement;

(c)	The County may withhold the Certificate of Completion;

(d)
The party not in default may take any action, including legal, equitable or administrative action, which may appear necessary or desirable to enforce performance and observance of any obligation, agreement, or covenant, under this Agreement;

(e)
In the Event of Default by Developer, the County shall be entitled to recover from Developer, or the County shall withhold from granting the Developer an amount equal to the tax exemption under Article VII, prorated for that period of time only during which the Developer failed to perform its obligations under Article VI but Developer shall not repay any tax exemptions it has received for any prior years.

(f)	In the Event of Default by County, the Developer shall be entitled to recover an amount equal to the present value of any unpaid County Consideration as defined in Article VII hereof.

(g)
Subject to the County’s receipt of funds for road improvements for the project under the Iowa Department of Transportation’s RISE program, if the Developer fails to perform its obligations under Section 6.7, the County shall be entitled to recover from the Developer and the Developer shall pay to the County, an amount equal to any reimbursement owed by the County to the State due to such default.

Section 9.3. NO REMEDY EXCLUSIVE:
Except as otherwise provided herein, no remedy herein conferred upon or reserved to the parties is intended to be exclusive of any other available remedy or remedies, but each and every remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

Homeland Energy Solutions	2007

Section 9.4. NO IMPLIED WAIVER:
In the event any agreement contained in this Agreement should be breached by any party and thereafter waived by any other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other concurrent, previous or subsequent breach hereunder.
ARTICLE X
MISCELLANEOUS
Section 10.1. NOTICES AND DEMANDS:
A notice, demand or other communication under this Agreement by any party to the other shall be sufficiently given or delivered if it is dispatched by registered or certified mail, postage prepaid, return receipt requested, or delivered personally, and
(a)	in the case of Developer to Homeland Energy Solutions, LLC, 106 West Main, PO Box C, Riceville Iowa 50466, Attn: Chairman;

(b)	in the case of the County, Chickasaw County Courthouse, 8 East Prospect, P.O. Box 311, New Hampton, IA 50659 Attn: Auditor;
or to such other designated individual or officer or to such other address as any party shall have furnished to the other in writing in accordance herewith.
Section 10.2. TITLES OF ARTICLES AND SECTIONS:
Any titles of the several parts, Articles, and Sections of this Agreement are inserted for convenience of reference only and shall be disregarded in construing or interpreting any of its provisions.
Section 10.3. COUNTERPARTS:
This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument.
Section 10.4. GOVERNING LAW AND VENUE:
This Agreement shall be governed and construed in accordance with the laws of the State of Iowa. Venue for any dispute between the County and Developer shall be in the District Court in and for Chickasaw County, Iowa.
Section 10.5. ENTIRE AGREEMENT:
This Agreement and the exhibits hereto reflect the entire agreement between the parties regarding the subject matter hereof, and supersedes and replaces all prior agreements, negotiations or discussions, whether oral or written. This Agreement may not be amended except by a subsequent writing signed by all parties hereto.

Homeland Energy Solutions	2007

Section 10.6. SUCCESSORS AND ASSIGNS:
This Agreement is intended to and shall inure to the benefit of and be binding upon the Parties and the successors and assigns of such Parties.
Section 10.7. TERMINATION DATE:
This Agreement shall terminate and be of no further force or effect on and after December 31, 2030.
IN WITNESS WHEREOF, the County has caused this Agreement to be duly executed in its name and behalf by its Chair and its seal to be hereunto duly affixed and attested by its Auditor, and Developer has caused this Agreement to be duly executed in its name and behalf by its Chair and Auditor all on or as of the day first above written.

(SEAL)	CHICKASAW COUNTY, IOWA
	By:	/s/ Virgil M. Pickar Jr.

ATTEST:

By:	/s/ Judy A. Babcock

HOMELAND ENERGY SOLUTIONS, LLC
By:	/s/ Stephen K. Eastman

Its:	/s/ President

Homeland Energy Solutions	2007

ATTEST:

By:

Its:

STATE OF IOWA)
) SS
COUNTY OF CHICKASAW)
On this 18 day of December, 2007, before me a Notary Public in and for said County, personally appeared Virgil M. Pickar, Jr. and Judy Babock to me personally known, who being duly sworn, did say that they are the Chair and Auditor, respectively of the Chickasaw County, Iowa, a Municipal Corporation, created and existing under the laws of the State of Iowa, and that the seal affixed to the foregoing instrument is the seal of said Municipal Corporation, and that said instrument was signed and sealed on behalf of said Municipal Corporation by authority and resolution of its Board of Supervisors and said Chair and Auditor acknowledged said instrument to be the free act and deed of said Municipal Corporation by it voluntarily executed.
(Notarial Seal)

PATTI K. ROSAUER
Commission Number 72735E	/s/ Patty Rosauer
My Commission Expires	Notary Public in and for Chickasaw County, Iowa
March 11, 2010

STATE OF IOWA)
) SS
COUNTY OF MITCHELL)
On this 14th day of December, 2007, before me the undersigned, a Notary Public in and for said County, in said State, personally appeared Stephen K. Eastman and                     , to me personally know, who, being by me duly sworn, did say that they are the President and                      of Homeland Energy Solutions, LLC, and that said instrument was signed on behalf of said LLC; and that the said                      and                      as such officers acknowledged the execution of said instrument to be voluntary act and deed of said entity, by them voluntarily executed.
(Notarial Seal)

LINDA BYRNES Commission Number 186841 My Commission Expires 10-2-08	/s/ Linda Byrnes Notary Public in and for Mitchell County, Iowa

Homeland Energy Solutions	2007

EXHIBIT A
DEVELOPMENT PROPERTY
The Development Property is described as consisting of all that certain parcel or parcels of land located generally in Chickasaw County, State of Iowa, more particularly described as follows:
Parcel A: That part of the Southeast Quarter of Section 1 lying southeasterly of railroad in Township 95 North, Range 12 West of the 5th P.M., Chickasaw County, Iowa, described as follows:
Beginning at the southeast corner of said Section 1;
Thence South 87 degrees 45 minutes 23 seconds West (assumed bearing) along the south line of the Southeast Quarter of said Section 1 a distance of 1,309.43 feet;
Thence North 02 degrees 14 minutes 37 seconds West 138.88 feet to the north line of Iowa Highway 24;
Thence South 89 degrees 09 minutes 15 seconds West along said north line 258.77 feet;
Thence westerly 633.13 feet along said northerly line along a tangential curve concave to the south, having a central angle of 6 degrees 15 minutes 16 seconds, a radius of 5,800.00 feet, and a chord bearing of South 86 degrees 01 minutes 37 seconds West;
Thence North 07 degrees 06 minutes 00 seconds West 32.12 feet to the southeasterly line of railroad;
Thence North 75 degrees 16 minutes 17 seconds East along said southeasterly line 412.52 feet;
Thence northeasterly 1,859.69 feet along said southeasterly line along a tangential concave to the northwest, having a central angle of 45 degrees 29 minutes 47 seconds, a radius of 2,342.00 feet, and a chord bearing of North 52 degrees 31 minutes 23 seconds East;
Thence North 29 degrees 46 minutes 30 seconds East along said southeasterly line 348.23 feet;
Thence northeasterly 321.11 feet along said southeasterly line along a tangential curve concave to the southeast, having a central angle of 4 degrees 54 minutes 51 seconds, a radius of 3,744.00 feet, and a chord bearing of North 32 degrees 13 minutes 55 seconds East to the east line of said Southeast Quarter;
Thence South 00 degrees 50 minutes 49 seconds East 1,852.62 feet to the point of beginning.
AND
That part of the Section 1 lying northwesterly of railroad in Township 95 North, Range 12 West of the 5th P.M., Chickasaw County, Iowa, described as follows:
Beginning at the southwest corner of said Section 1;

Homeland Energy Solutions	2007

Thence North 01 degrees 19 minutes 31 seconds West (assumed bearing) along the west line of the Southwest Quarter of said Section 1 a distance of 698.77 feet to the south line of Lot 1 shown in Book 127, Page 82 at the Chickasaw County Recorder’s office;
Thence North 89 degrees 57 minutes 11 seconds East along said south line 327.50 feet to the east line of said Lot 1;
Thence North 01 degrees 20 minutes 33 seconds West along said east line 665.20 feet to the north line of the South Half of said Southwest Quarter;
Thence North 89 degrees 57 minutes 11 seconds East along said north line 2,372.71 feet to the east line of the Northeast Quarter of said Southwest Quarter;
Thence North 01 degrees 08 minutes 06 seconds West along said east line 1,384.88 feet to the north line of said Southwest Quarter;
Thence North 01 degrees 08 minutes 06 seconds West along the west line of the Northeast Quarter of said Section 1 a distance of 1,719.82 feet to the south line of the north 1,450.00 feet of said Northeast Quarter;
Thence North 89 degrees 24 minutes 17 seconds East along said south line 1,672.51 feet to the centerline of a waterway;
Thence South 58 degrees 39 minutes 44 seconds East along said centerline 635.40 feet;
Thence southeasterly 297.71 feet along said centerline along a tangential curve concave to the southwest, having a central angle of 56 degrees 51 minutes 34 seconds, a radius of 300.00 feet, and a chord bearing of South 30 degrees 13 minutes 57 seconds East;
Thence South 01 degrees 48 minutes 10 seconds East along said centerline 441.88 feet;
Thence southeasterly 108.52 feet along said centerline along a tangential curve concave to the northeast, having a central angle of 62 degrees 10 minutes 42 seconds, a radius of 100.00 feet, and a chord bearing of South 32 degrees 53 minutes 31 seconds East;
Thence South 63 degrees 58 minutes 52 seconds East along said centerline 260.38 feet to the cast line of said Northeast Quarter;
Thence South 00 degrees 50 minutes 49 seconds East along said east line 502.40 feet to the north line of the Southeast Quarter of said Section 1;
Thence South 00 degrees 50 minutes 49 seconds East along the east line of said Southeast Quarter 636.78 feet to the northwesterly line of railroad;
Thence southwesterly 466.32 feet along said northwesterly line along a nontangential curve concave to the southeast, having a central angle of 6 degrees 57 minutes 02 seconds, a radius of 3,844.00 feet, and a chord bearing of South 33 degrees 15 minutes 01 seconds West;
Thence South 29 degrees 46 minutes 30 seconds West along said northwesterly line 348.23 feet;
Thence southwesterly 1,780.28 feet along said northwesterly line along a tangential curve concave to the northwest, having a central angle of 45 degrees 29 minutes 47 seconds, a radius of 2,242.00 feet, and a chord bearing of South 52 degrees 31 minutes 23 seconds West;

Homeland Energy Solutions	2007

Thence South 75 degrees 16 minutes 17 seconds West along said northwesterly line 1,484.67 feet to the south line of the Southwest Quarter of said Section 1;
Thence South 89 degrees 53 minutes 21 seconds West along said south line 2,046.39 feet to the point of beginning.
Said PARCEL A in Section 1 contains 322.90 acres, more or less, including 6.19 acres of county road easement across the west 33.00 feet thereof and including Iowa Highway easement across the south line of the Southeast Quarter thereof, and is subject to other recorded and unrecorded easements, restrictions and servitudes, if any.
AND
That part of the Northwest Quarter of Section 12 lying northwesterly of railroad in Township 95 North, Range 12 West of the 5th P.M., Chickasaw County, Iowa, described as follows:
Beginning at the northwest corner of said Section 12;
Thence North 89 degrees 53 minutes 21 seconds East (assumed bearing) along the north line of the Northwest Quarter of said Section 12 a distance of 2,046,39 feet to the northwesterly line of railroad;
Thence South 75 degrees 16 minutes 17 seconds West along said northwesterly line 2,112.61 feet to the west line of said Northwest Quarter;
Thence North 00 degrees 20 minutes 36 seconds West along said west line 533.16 feet to the point of beginning.
Said PARCEL A in the Northwest Quarter of Section 12 contains 12.52 acres, more or less, including 0.40 acres of county road easement across the west 33.00 feet thereof, and is subject to other recorded and unrecorded easements, restrictions and servitudes, if any.
Parcel D: That part of the Southwest Quarter of the Northwest Quarter and that part of the Northwest Quarter of the Southwest Quarter in Section 6 lying northwesterly of railroad in Township 95 North, Range 11 West of the 5th P.M., Chickasaw County, Iowa, described as follows:
Beginning at the west quarter corner of said Section 6;
Thence North 00 degrees 50 minutes 49 seconds West (assumed hearing) along the west line of the Northwest Quarter of said Section 6 a distance of 502.40 feet to the centerline of a waterway;
Thence South 63 degrees 58 minutes 52 seconds East along said centerline 579.51 feet;
Thence South 39 degrees 06 minutes 38 seconds East along said centerline 251.83 feet to the northwesterly line of railroad;
Thence southwesterly 958.84 feet along said northwesterly line along a nontangential curve concave to the southeast, having a central angle of 14 degrees 17 minutes 30 seconds, a radius of 3,844,00 feet, and a chord bearing of South 43 degrees 52 minutes 17 seconds West to the west line of the Southwest Quarter of said Section 6;
Thence North 00 degrees 50 minutes 49 seconds West along said west line 636.78 feet to the point of beginning;
Said PARCEL I) contains 9.06 acres, more or less, and is subject to recorded and unrecorded easements, restrictions and servitudes, if any,

Homeland Energy Solutions	2007

EXHIBIT B
CERTIFICATE OF COMPLETION
WHEREAS, Chickasaw County, Iowa, (the “County”), and Homeland Energy Solutions, LLC, a limited liability company (“Developer”), did on or about the  _____  day of                     , 2007, make, execute and deliver, each to the other, an Agreement for Private Development (the “Agreement”), wherein and whereby Developer agreed, in accordance with the terms of the Agreement, to develop and maintain certain real property located within the County and as more particularly described in Exhibit A of the Agreement; and
WHEREAS, the Agreement incorporated and contained certain covenants and restrictions with respect to the development of the Development Property, and obligated Developer, to construct certain Minimum Improvements (as defined therein) in accordance with the Agreement; and
WHEREAS, Developer agrees that, to the present date, said covenants and conditions are met insofar as they relate to the construction of said Minimum Improvements in a manner deemed by the County to be in conformance with the approved building plans to permit the execution and recording of this certification.
NOW, THEREFORE, pursuant to Section 3.3 of the Agreement, this is to certify that all covenants and conditions of the Agreement with respect to the obligations of Developer to construct the Minimum Improvements on the Development Property have been completed and performed by Developer and are hereby released absolutely and forever terminated insofar as they apply to the land described herein. The County Recorder of Chickasaw County is hereby authorized to accept for recording and to record the filing of this instrument, to be a conclusive determination of the satisfactory termination of the covenants and conditions of said Agreement with respect to the construction of the Minimum Improvements on the Development Property. All other provisions of the Agreement shall otherwise remain in full force and effect until termination as provided therein.

(SEAL)	CHICKASAW COUNTY, STATE OF IOWA
By:
Chair

ATTEST:

By:

Homeland Energy Solutions	2007

Auditor

STATE OF IOWA)
) SS
COUNTY OF CHICKASAW)
On this  _____  day of                      (month),                      (year), before me a Notary Public in and for said County, personally appeared                      and o me personally known, who being duly sworn, did say that they are the Chair and Auditor, respectively of the Chickasaw County, Iowa, a Municipal Corporation, created and existing under the laws of the State of Iowa, and that the seal affixed to the foregoing instrument is the seal of said Municipal Corporation, and that said instrument was signed and sealed on behalf of said Municipal Corporation by authority and resolution of its Board of Supervisors and said Chair and Auditor acknowledged said instrument to be the free act and deed of said Municipal Corporation by it voluntarily executed.

Notary Public in and for Chickasaw County, Iowa

Homeland Energy Solutions	2007

EXHIBIT C
Master Contract and HQJC AGREEMENT
[See Exhibit 10.43 for Master Contract & HQJC Agreement.]

Homeland Energy Solutions	2007

EXHIBIT D
Road Improvements
The road improvements shall consist of construction of right and left turn lanes on Iowa Highway 24 pursuant to the RISE grant application attached hereto. [See Exhibit 10.44 for IDOT RISE Grant Application.]

Homeland Energy Solutions	2007